                                                                                                           Exhibit 12


             Statement Regarding Computations of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends
                                                         (In thousands)
                                       Three Months Ended                       Fiscal Year Ended March 31,
                                    06/26/2004   06/28/2003    2004          2003          2002           2001           2000
                                    ----------   ----------    ----          ----          ----           ----           ----
Earnings:
  Earnings before income taxes        $7,381       $6,020   $ 20,548       $14,559       $ 1,954        $ 1,162        $ 6,888
Fixed Charges:
  Interest expense                     4,013        3,527     16,530        14,591        17,742         19,291         17,819
  Amortization of debt issuance costs     31            2          7             7             7              7              7
  Interest portion of rental expense   2,052        1,454      5,997         3,818         3,663          3,435          3,099
                                     -----------------------------------------------------------------------------------------
                                     $13,477      $11,003  $  43,082       $32,975      $ 23,366       $ 23,895       $ 27,813
                                     =========================================================================================
Fixed Charges:
  Interest expense                   $ 4,013      $ 3,527   $ 16,530       $14,591      $ 17,742       $ 19,291       $ 17,819
  Amortization of debt issuance costs     31            2          7             7             7              7              7
  Interest portion of rental expense   2,052        1,454      5,997         3,818         3,663          3,435          3,099
  Preferred dividends                     20           20         38            38            38             38             38
                                     -----------------------------------------------------------------------------------------
                                     $ 6,116      $ 5,003   $ 22,572       $18,454      $ 21,450       $ 22,771       $ 20,963
                                     =========================================================================================

Ratio of earnings to fixed charges      2.20         2.20       1.91          1.79          1.09           1.05           1.33
                                     =========================================================================================

Notes: Interest expense includes amortization of deferred financing fees.  The interest portion of rental expense is estimated based on 29.2% of rental expense for each period.